Exhibit 10.1

CONTRACT # LS2009-229

between

ROYAL CANADIAN MINT

and

SPROTT ASSET MANAGEMENT LP

FOR AND ON BEHALF OF

SPROTT PHYSICAL GOLD TRUST

PRECIOUS METALS
STORAGE CONTRACT

GOLD STORAGE AGREEMENT

THIS AGREEMENT made in duplicate this                  day of               , 20

B E T W E E N:	ROYAL CANADIAN MINT,
Ottawa, Ontario, Canada, a Body Corporate established by the Royal Canadian Mint Act, 1985 S.C., c.R-9.
(hereinafter called the “Mint”)

OF THE FIRST PART

A N D:
SPROTT ASSET MANAGEMENT LP
for and on behalf of Sprott Physical Gold Trust, a trust organized under the laws of the Province of Ontario (hereinafter called the “Customer”)

OF THE SECOND PART

The Mint and the Customer hereby agree as follows:

1.              Definitions

“Agreement” means this agreement and any document referred to in this agreement as forming part of this agreement.

“Business Day” means any Monday to Friday inclusively, excluding holidays observed by the Mint.

“Contracting Authority” means the representative of a party who is responsible for the management and administration of this Agreement.

“Force Majeure” means circumstances or causes beyond a party’s reasonable control, including, without limitation, acts or omissions or the failure to cooperate of the other party (including, without limitation, entities or individuals under its control, or their respective officers, directors, employees or other personnel and agents), acts or omissions or the failure to cooperate by any third party, fire or other casualty, act of God, strike or labour dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

“Gold” shall mean gold in the form of London Good Delivery bars.

“herein”, “hereby”, “hereunder”, when used in any section shall, unless the contrary is apparent from the context, be understood to relate to the Agreement as a whole, and not merely to the section in which they appear.

“Improperly Packed Pallet” means bars that are not securely or safely packed on a well constructed sturdy wood pallet.

“London Good Delivery Bars” means gold bars that meet the standard measure of quality in gold bullion, as set forth by the London Bullion Market Association.

“Mint’s Facility” means the Mint’s premises located at 320 Sussex Drive, Ottawa, Ontario.

“Property” means Gold that belongs to the Customer or in regards to which the Customer is the duly authorized agent of the owner.

“Receipt of Deposit” means the document issued by the Mint and confirming the bar count and the total weight of Gold, in fine ounces, received by the Mint in a particular delivery.

“Transfer of Allocated Storage” means the transfer of allocated Gold to another customer allocated storage account held by the Mint.

“Withdrawal” means the physical removal of the Property or a portion thereof from the Mint’s Facility.

2.              Contracting Authority

(a)          The Chief Operating Officer, an officer of the Mint, shall be the Contracting Authority for the Mint and shall be responsible for the administration and management of this Agreement.

(b)         The Chief Financial Officer, an officer of the Customer, shall be the Contracting Authority for the Customer and shall be authorized to act on behalf of the Customer with respect to amendments to, or changes in, any of the terms of this Agreement as well as with respect to any other document hereunder.

(c)          No delegation of authority and authorization of a representative by the Contracting Authority of the Mint or the Contracting Authority of the Customer shall be effective unless the authorization and delegation is in writing, specifying the nature and extent of the authorization given and the names of the representatives, and is duly executed and delivered to the Customer or the Mint, as the case may be, by the Contracting Authority.

3.              Description of Service

(a)          The Mint agrees to maintain an inventory of Property on behalf of the Customer at the Mint’s Facility under the terms and conditions set forth in this Agreement and the Mint agrees to exercise the same degree of care and diligence in safeguarding the Property as any reasonably prudent person acting as a custodian would exercise in the same circumstance.

(b)         From time to time during the term of this Agreement, the Customer shall give written notice (hereinafter an “Initial Notice”) to the Mint of its intention to have Property delivered to the Mint for storage at the Mint’s Facility. The Initial Notice shall be delivered to the Mint at least two (2) Business Days prior to the Business Day the Customer intends for the Mint to receive the Property. Upon receipt of an Initial Notice, the Mint will confirm to the Customer within one (1) Business Day an acceptable receipt date for the delivery of the Property. The Mint reserves the right to suggest an alternative receipt date for delivery, or refuse receipt of a delivery in the event of storage capacity limitations.

(c)          Initial Notices shall specify the amount, weight, type, assay characteristics, bar numbers, and declared value of Property to be stored. The Customer agrees that it shall never conceal or misrepresent any material fact or circumstance concerning the Property delivered to the Mint. The Initial Notice shall also inform the Mint as to the identity of the armoured carrier company that will transport the Property from the Customer’s location to the Mint’s Facility.

(d)         If the Property arrives at the Mint’s Facility without having given the Initial Notice or if the Property arrives in advance of receiving a confirmed receipt date from the Mint, the whole in accordance with Clause 3(b), the Mint has the right and may choose to return the Property to the Customer at the latter’s cost.

(e)          Upon receiving Property at the Mint’s Facility, the Mint will compare the bar numbers stated in the Initial Notice against the corresponding bar number imprinted on each bar provided by the Customer. The Mint will also weigh each bar and compare its results with the weight stated in the Initial Notice.

(f)            Once bar numbers and weights stated in the Initial Notice have been successfully verified, the Mint shall confirm to the Customer receipt of said Property by providing to the Customer by facsimile transmission a Receipt of Deposit confirming the bar count and total weight of the Gold received in fine ounces.

(g)         In the event the Mint discovers a discrepancy between its bar count and the information stated in the Initial Notice, it shall promptly notify the Customer of such a discrepancy. In such a case, the Mint will suspend all activity and the Customer shall forthwith either: (i) provide written instructions to the Mint for the return of the Property to the Customer, at the latter’s cost; or (ii) issue a revised Initial Notice to correct said discrepancy.

(h)         In the event the Mint discovers a discrepancy of one half ounce (0.5 oz) or more between the weight of the Property stated in the Initial Notice and the weight as calculated by the Mint, it shall promptly notify the Customer of such a discrepancy. In such a case, the Mint will suspend all activity and the Customer shall forthwith either: (i) provide written instructions to the Mint for the return of the Property to the Customer, at the latter’s cost; or (ii) issue a revised Initial Notice to correct said discrepancy.

(i)             The parties expressly understand and agree that the Mint does not assume any liability as to the authenticity or assay characteristics of any Property and/or in regards to any discrepancies identified between the weight and bar count of the Property as stated in the Initial Notice and the actual weight and bar count of the Property delivered.

(j)             If the Property arrives at the Mint’s Facility on Improperly Packed Pallets, the Customer will be notified by the Mint that it considers the state of the packing to pose a potential safety hazard and the Mint will repack the pallet at the Customer’s expense at the rate set out in the rate schedule attached hereto (hereinafter the “Rate Schedule”).

(k)          From time to time during the term of this Agreement, the Customer may give written notice to the Mint of its intention to withdraw Property from its inventory. Such written notice shall be delivered to the Mint at least two (2) Business Days prior to the Withdrawal date and shall: (i) specify the Property to be withdrawn from the inventory; (ii) specify the Business Day on which the Withdrawal is to occur; and (iii) contain the name of the armoured carrier to whom the Mint shall remit the Property that is to be withdrawn from inventory.

(l)             Upon receipt of proper and complete instructions in writing from the Customer, and for the fee set forth in the Rate Schedule, the Mint will transfer the Property or a portion thereof to a third party who has an allocated storage account with the Mint. The written transfer order must include an authorised signature. Transfers of Allocated Storage shall be processed within one (1) Business Day from reception of proper and complete instructions in writing and will be confirmed to the recipient by facsimile on the day of transfer.

(m)       The Customer shall provide the Mint with the names and signatures of the Customer’s authorized representatives who are empowered to issue orders for Transfers of Allocated Storage or for Withdrawals of the Property from the Mint’s Facility. It is expressly understood and agreed that the Mint shall not be liable for any transfer of Property made under a Transfer of Allocated Storage or for any Withdrawal order fraudulently executed in the name of an authorized Customer representative, nor for any Transfer of Allocated Storage for a Withdrawal made where the authority of any such representative has been revoked and the Mint has not been notified thereof in writing in due time.

(n)         The Mint shall provide the Customer with not less than 30 days’ written notice of any cancellation or termination of the Mint’s insurance coverage of the Property while in the Mint’s possession.

(o)         Nothing contained in this Agreement shall create between the parties the relationship of principal and agent, mandatory and mandatary, partnership or joint venture. The Customer has no authority to and undertakes not to make any representation relating to the Mint, nor give any warranty or representation on behalf of the Mint, without the Mint’s prior written authorization. The Customer will be liable for any and all damages, losses and costs, including special, incidental, consequential, indirect and punitive damages, losses and costs (including lost profits and lost savings) suffered by the Mint as a result of a breach of any of the above undertakings. The Customer recognizes and acknowledges that any breach or threatened breach of the above undertakings may cause the Mint irreparable harm for which monetary damage may be inadequate. The Customer agrees therefore that the Mint shall be entitled to an injunction to restrain the Customer from such breach or threatened breach.

4.              Segregation of Property

The Mint shall keep the Property specifically identified as the Customer’s Property and physically segregated at all times from any other property belonging to the Mint or other of its customers.

5.              Inventory Statements

The Mint will send the Customer an inventory statement on a monthly basis. The monthly inventory statements will also include a summary of all Receipts of Deposit, Transfers of Allocated Storage and Withdrawals of Property for the given month.

6.              Audit and Security and Safety Requirements

Upon request, on any Business Day during the Mint’s regular business hours, and with reasonable prior notice, the Mint will allow the Customer’s authorized employees and representatives access to the Mint’s Facility for the purpose of performing a physical audit of the Property held in custody by the Mint for the Customer, provided that such audit does not disrupt the routine operation of the Mint’s Facility. The Mint shall also provide the Customer’s employees and representatives with the Mint’s inventory records relating to the Property. The Customer’s employees and representatives shall present proper credentials to the Mint’s Facility manager as a condition of being admitted to the Mint’s Facility.

The Customer agrees to be bound by the Mint’s security procedures and policies. All authorized employees and representatives who are allowed access to the Mint’s Facility pursuant to the present Agreement will be subject to security clearance prior to being admitted to the Mint’s Facility.

The Customer’s authorized employees and representatives could possibly be subject to search while at the Mint’s Facility.

Prior to arriving at the Mint’s Facility, the Customer shall obtain, from the Contracting Authority, the details of the Mint’s safety regulations.

7.              Indemnity

(a)          The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents from and against any damages, losses, injuries, costs or expenses or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any of the Customer’s employees, agents or contractors on the premises of the Mint’s Facility in connection with this Agreement.

(b)         The Customer warrants that it has legal title to the Property delivered to the Mint’s Facility or is the duly authorized agent of the owner of the Property, with the right in either instance to transfer possession of the Property to the Mint free and clear of all liens and encumbrances. The Customer shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs or expenses or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of any breach of this warranty.

8.              Service Charges and Payment

(a)          Except as otherwise provided for in this Agreement, the Customer shall pay the Mint, for the services provided by the Mint under this Agreement, upon presentation of monthly invoices, the charges set forth in the Rate Schedule.

(b)         Federal, Provincial and/or local taxes, where applicable, shall be added to the charges set forth in the Rate Schedule.

(c)          The Customer shall effect payment to the Mint for value in USD funds by wire transfer using the following instructions:

US Correspondent Bank:

Destination Bank:

Beneficiary:
Transit:
Account:

(d)         All charges remaining unpaid after the invoice due date will be subject to interest at a rate of 1 1/2 percent (1.5%) per month, but in no event to exceed the highest rate allowed by applicable law.

(e)          The Mint may increase the charges set forth in the Rate Schedule following a thirty (30) day written notice to that effect in the event of a change in economic conditions beyond the Mint’s control that increases operating costs incurred by the Mint. Within ten (10) Business Days of receipt of said notice, the Customer may provide the Mint with written instructions for the return of the Property. The costs for returning the Property shall be borne by the Customer.

(f)            If the Customer defaults in the full and timely payment of any monies due to the Mint pursuant to this Agreement and/or the terms stated in the Mint’s invoice, or otherwise defaults in the performance of any of the Customer’s other obligations to the Mint, then the Customer shall be responsible for, without prejudice to the Customer’s other obligations pursuant to the present Agreement and/or by way of law and/or equity, the reimbursement of any legal fees and other reasonable costs and expenses incurred by the Mint in the collection of any said monies due to the Mint (which monies, obligations, fees, costs and expenses shall hereinafter be collectively referred to as the “Unpaid Obligations”), and the Mint, in addition to any and all other rights and remedies provided for in this Agreement and/or by way of law and/or equity, shall be permitted to retain as a credit and to offset against such Unpaid Obligations, on a dollar for dollar basis, any Property deposited or caused to have been deposited with or otherwise delivered to the Mint for safekeeping, or any other purpose on behalf of the Customer.

(g)         It is agreed that the Mint will have no obligation to proceed with a requested Withdrawal and/or a Transfer of Allocated Storage until all sums due to the Mint per the present Agreement have been paid in full.

9.              Risk and Liability

(a)          The Mint shall take good care, custody and control of the Property in its possession pursuant to the terms of this Agreement and shall bear all risk of physical loss or damage thereto from the time the Property has been received by the Mint in accordance with the terms and conditions set forth in the present Agreement and has been taken into the Mint’s possession and control, whether through physical delivery or through a Transfer of Allocated Storage. The Mint’s liability shall terminate in respect of any portion of the Property upon termination of the Agreement, whether or not the Property remains in the Mint’s possession and control, upon transfer of the Property via a Transfer of Allocated Storage, as requested by the Customer, or upon remittance to an armoured carrier designated by the Customer in the event of a Withdrawal.

(b)         The Customer shall cause the Property to be received by the Mint to be packaged in accordance with the custom of the trade so that the Property is not reasonably susceptible to damage during the Mint’s performance of this Agreement.

(c)          Conditional upon the Customer giving a written notice in the time and manner described in Section 10 herein, in the event of physical loss or destruction (whether through fraud, theft, negligence or otherwise and regardless of culpability by the Mint) while Property is in the Mint’s possession and control during the term of this Agreement or any renewal(s) thereof, the Mint will either, at its option, (i) replace the lost or destroyed Property within five (5) Business Days from the date the Mint becomes aware of said loss or destruction, based on the advised weight and advised assay characteristics provided in the Customer’s Initial Notice; or (ii) compensate the Customer for the monetary value of the lost or destroyed Property within five (5) Business Days from the date the Mint becomes aware of said loss or destruction, based on the advised weight and assay characteristics provided in the Customer’s Initial Notice and the market value of the lost Property, using the first available Gold PM Fixing of the LBMA from the date the Mint becomes aware of said loss or destruction.

(d)         Conditional upon the Customer giving a written notice in the time and manner described in Section 10 herein, in the event of physical damage to Property while Property is in the Mint’s possession and control during the term of this Agreement or any renewal(s) thereof, the Mint will restore the portion of damaged Property to at least as good as state as it was prior to being so damaged within five (5) Business Days from the date the Mint becomes aware of said damage.

(e)          Upon replacement of the lost and/or destroyed Property as provided for above, the Customer hereby agrees to and does hereby assign to the Mint all of its right, title and interest in said lost and/or destroyed Property; upon replacement of lost and/or destroyed Property and/or upon restoration of damaged Property, the Customer hereby agrees to and does hereby assign to the Mint all of its rights of recovery against third parties that are the subject of a claim and/or against whom a claim can be instituted, and to execute any documents as may be reasonably necessary to perfect such assignment upon request by the Mint or the Mint’s insurers.

(f)            The Mint shall provide the Customer with not less than 30 days’ written notice of any cancellation or termination of the Mint’s insurance coverage of the Property while in the Mint’s possession.

10.       Notice of Claims

(a)          The Customer and the Mint shall maintain a record of all Property delivered to the Mint.

(b)         In the event of loss, damage or destruction of the Property under this Agreement, the Customer shall give written notice to the Mint informing the latter of such an event within five (5) Business Days after discovery of any such loss, damage or destruction, but, in the case of loss or destruction of the Property, in no event more than thirty (30) calendar days after delivery by the Mint to the Customer of an inventory statement in which a discrepancy first appears. In the case of loss or destruction of the Property, said written notice is to include an affirmative written proof of the Property lost or destroyed, subscribed and sworn to by the Customer and substantiated by the books, records and accounts of the Customer. Unless notice is given as aforesaid, all claims shall be deemed to have been waived. No action, suit or other proceeding to recover for any loss, damage or destruction shall be brought against the Mint unless notice shall have been given as aforesaid and unless such action, suit or proceeding shall have been commenced within twelve (12) months from the time said written notice is sent to the Mint pursuant to this paragraph.

(c)          The parties shall promptly and diligently assist each other to establish the identity of the Property lost or destroyed, and shall take all such other reasonable steps as may be necessary to assure the maximum amount of salvage at a minimum cost.

11.       Consequential Damages

The Mint shall not be liable under any circumstance whatsoever for special, incidental, consequential, indirect or punitive losses or damages (including lost profits or lost savings), except as a result of gross negligence or wilful misconduct by the Mint and whether or not the Mint had knowledge that such losses or damages might be incurred.

12.  Transportation of Property

In the event the Mint makes arrangements to have the Property transported to the Mint’s Facility or to deliver Property from the Mint’s Facility to the Customer’s facility or its designated consignee, such transportation service shall be performed pursuant to a separate agreement between the Customer and the Mint and the Customer shall reimburse the Mint for all costs associated therewith.

13.  Hazardous Substances and Right to Refuse Shipment

(a)          The Customer hereby certifies that any and all Property sent to the Mint’s Facility shall be free of hazardous substances including, but not limited to, beryllium, cadmium, mercury, polychlorinated biphenzyls and radioactive material. The Mint reserves the right to sample and test the Property for the presence of hazardous substances.

(b)         The Mint shall have the right to refuse delivery or reject Property that, in the Mint’s opinion, acting reasonably, contains a hazardous substance, or is, or becomes, unsuitable or undesirable whether for metallurgical, environmental or other reasons. Without prejudice to the Mint’s right to refuse delivery or reject Property as described above, prior to the Mint doing same, the Mint shall discuss the situation with the Customer.

(c)          Property that is rejected by the Mint pursuant to paragraph (b) shall be returned to the Customer at the latter’s cost. The Customer shall, upon reception of a notice of rejection from the Mint, provide the Mint with written instructions detailing the Customer’s arrangements for return of the Property. Pending receipt of such instructions, the Mint may take action, as it considers appropriate, for the proper packaging and handling of the Property. Any expenses incurred by the Mint in doing so shall be for the Customer’s account.

(d)         The Customer shall be liable and shall indemnify and hold harmless the Mint, its directors, officers, employees and agents, from and against any damages, losses, injuries, costs or expenses or any claim, action, suit or other proceeding, including reasonable settlement, judgment and attorney’s fees, arising out of the presence of any hazardous substances contained in the Property.

14.  Force Majeure

Neither the Mint nor the Customer will be liable for failure to perform obligations under this Agreement if the failure is caused by directly or indirectly by a case of Force Majeure.

15.  Term of the Agreement and Return of Property

This Agreement shall be effective as of the date of signing and shall continue thereafter for a term of three (3) years, unless earlier terminated in accordance with the terms of this Agreement.

Prior to the expiration of the term of any renewal(s) thereof, the Customer shall provide the Mint with written instructions regarding the return of the Property. The costs for returning the Property shall be borne by the Customer. Property left in storage at the Mint’s Facility after the expiration date will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto. The Customer also agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the expiration date.

16.  Termination for Default

Where: (i) the Customer is in default in carrying out any of its obligations under this Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Mint to the Customer informing the latter of the default; (ii) the Customer is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Customer or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Customer is in breach of any representation or warranty contained herein, the Mint may, upon giving written notice to the Customer, terminate this Agreement.

Where: (i) the Mint is in default in carrying out any of its obligations under this Agreement and fails to correct said default within ten (10) Business Days following a written notice sent by the Customer to the Mint informing the latter of the default; (ii) the Mint is dissolved or adjudged bankrupt, or a trustee, receiver or conservator of the Mint or of its property is appointed, or an application for any of the foregoing is filed; or (iii) the Mint is in breach of any representation or warranty contained herein, the Customer may, upon giving written notice to the Mint, terminate this Agreement.

Upon the giving of a written notice of termination by either party pursuant to the terms of the present section, the Customer shall inform the Mint in writing of its instructions for the return of the Property and the costs for returning the Property to the Customer shall be borne by the Customer. Property left in storage at the Mint’s Facility after the termination date will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto. Also, the Customer agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the termination date.

In case of termination by the Mint pursuant to the present section, the Customer shall be liable towards the Mint for all losses and damages which may be suffered by the Mint by reason of the default or occurrence upon which the notice was based. In case of termination by the Customer pursuant to the present section, the Mint shall be liable towards the Customer for all losses and damages which may be suffered by the Customer by reason of the default or occurrence upon which the notice was based.

17.  Termination for Convenience

Notwithstanding anything contained in this Agreement, the Mint may, at its sole discretion and at any time prior to the expiration of the term of any renewal(s) thereof, terminate this Agreement by giving the Customer thirty (30) calendar days written notice to that effect.

Upon a notice of termination being given pursuant to the terms of the present section, the Customer shall inform the Mint in writing of its instructions for the return of the Property. In the event of termination under the present section, the costs of returning the Property to the Customer shall be borne by the Mint. Property left in storage at the Mint’s Facility after the termination date due to the Customer not having given said return instructions prior to termination date will be subject to storage and handling charges which may differ from those set out in the Rate Schedule attached hereto. Also the Customer agrees to reimburse the Mint for any and all costs incurred by the Mint by reason of the Property having been left in storage at the Mint’s Facility after the termination date due to the Customer not having given said return instructions prior to termination date.

In the event of termination under the present section, the Customer will have no claim for compensation except as otherwise specified in the present Agreement and will have no claim for damages or loss of profit as a result of the termination.

18.  Notices

Any notice given under this Agreement will be in writing and will be delivered by messenger, prepaid registered mail, facsimile or email to the following addresses:

If to the Mint:	If to the Customer:

Director, Mint Office	Steven Rostowsky
Royal Canadian Mint	Chief Financial Officer
320 Sussex Drive	Sprott Asset Management LP
Ottawa, ON	200 Bay Street, Suite 2700
Facsimile: (613) 998-1330	Toronto, Ontario M5J 2J1
E-mail: entwistle@mint.ca	Facsimile: (416) 943-6497
E-mail : srostowsky@sprott.com

A party may change its address by informing the other party of the new address in writing. Each such notice or other communication shall be deemed given: (i) when received, if delivered by messenger; (ii) upon confirmation of receipt, if given by facsimile or email; or (iii) three (3) Business Days after the date of mailing when sent by prepaid registered mail.

19.  Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

20.  Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior and/or contemporaneous offers, negotiations, promises, exceptions and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

21.  Amendments

Except as specifically provided for herein, this Agreement may not be waived, altered or amended except by an instrument in writing duly executed by the Customer and the Mint.

22.  Assignment

This Agreement shall be binding on the Customer and the Mint and their respective successors and assigns. Neither the Customer nor the Mint shall assign or transfer its rights or obligations hereunder without the prior written consent of the other. Any such consent shall not be unduly delayed or unreasonably withheld.

23.  Governing Law

This Agreement will be governed by and construed in accordance with the laws in force in the province of Ontario.

24.  No Bribe

The Customer warrants:

(a)          that no bribe, gift or other inducement has been paid, given, promised or offered to any official or employee of the Mint for, or with a view to, the obtaining of the Agreement by the Customer, and

(b)         that it has not employed any person to solicit or secure the Agreement upon any agreement for a commission, percentage, brokerage or contingent fee.

25.  Members of the House of Commons

No Member of the House of Commons shall be admitted to any share or part of the Agreement or to any benefit to arise therefrom.

26.  Confidentiality

All information regarding the Property, including, but not limited to: (i) kind, type, quantity, form and size of the Property in inventory at any time; and (ii) customers of the Customer to whom Property is released or transferred, is considered by the Customer to be confidential. The Mint shall keep such information confidential and not use such information, either for its own benefit or for the benefit of any third party or disclose such information, either directly or indirectly, except as required by applicable legislation, government directives and/or policies and except that the Mint may use and/or disclose such information in litigation; provided, however, that the Mint shall promptly notify the Customer of the circumstances requiring such disclosure (unless such notice is prohibited by order, subpoena, applicable legislation, government directives and/or policies).

27.  Investment Advice

It is understood and agreed that, as part of its services under this Agreement, the Mint has not undertaken a duty to supervise the Customer’s investment in, or to make any recommendation to the Customer with respect to the purchase, sale or other disposition of any Property or the balance of Property the Customer maintains in inventory.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer(s), as of the date and year written above.

Royal Canadian Mint

By:
Beverley Lepine
Chief Operating Officer

By:
John Moore
Executive Director,
Bullion and Refinery

Sprott Asset Management LP

for and on behalf of Sprott Physical Gold Trust, by its general partner Sprott Asset Management GP Inc.

By:
Kirstin McTaggart
Chief Compliance Officer

RATE SCHEDULE to Gold Storage Agreement dated                        by and between the Royal Canadian Mint and Sprott Physical Gold Trust (“Customer”).

STORAGE AND HANDLING CHARGES

PRECIOUS METAL NON EXCHANGE MONTHLY STORAGE AND WITHDRAWAL CHARGE (by type and weight)

TYPE AND WEIGHT	STORAGE RATES	WITHDRAWAL RATES
London Good Delivery Gold Bars	USD $10.00 per bar per month	USD $5.00 per bar withdrawn (packing charge) plus USD $50.00 per withdrawal (administration fee)

MISCELLANEOUS CHARGES:

Transfer of Allocated Storage	USD $50.00 per transfer
Repacking of Pallet	USD $50.00 per pallet packing fee